Exhibit 10.4

Suites 201, 202 and 203

OFFICE LEASE AGREEMENT

Aspen Brook Village

3301 Aspen Grove Drive

Cool Springs, Tennessee

Franklin Financial Network, Inc. - Tenant

Bank Business Offices

PCC Investments II, LLC - Landlord

OFFICE LEASE AGREEMENT

THIS LEASH AGREEMENT (the “Lease”) made and entered into as of May 11, 2007, by and between PCC Investments II, LLC, a Tennessee Limited Liability Company (“Landlord”), and Franklin Financial Network, Inc., a Tennessee corporation (“Tenant”).

WITNESSETH:

1. Demise of Premises. Landlord hereby demises the Premises, Suites 201, 202 and 203 to Tenant and covenants that Tenant shall peaceably and quietly hold and enjoy the Premises throughout the initial term set forth in Section 1(a) hereof, and any extension thereof as permitted under Section 29 hereof (the “Term”), from all persons claiming through Landlord, on and subject to all the provisions and conditions of this Lease; and Tenant hereby accepts such demise of the Premises from Landlord.

The “Premises” consist of the space containing 6,477 rentable square feet of base premises (plus 815 square feet of outdoor balcony space) located in the building known as Aspen Brook Village (the “Building”) on a tract of land located at 3301 Aspen Grove Drive, Franklin, Tennessee, as shown on Exhibit A attached hereto. The Premises, Building and adjacent grounds located on such tract of land are hereinafter called the “Property.” “Common Areas” shall mean those areas of the Building and such adjacent grounds which are shared by all tenants of the Building. The Common Area Factor is 19%, or 1,234 SF.

2. Term.

(a) The initial term of this Lease shall begin on May 15, 2007 and on the seventh anniversary of the “Rent Commencement Date” (as defined in Section 3(a) hereof), and rent payments hereunder shall commence on such Rent Commencement Date. Tenant may begin the occupancy of the Premises upon the issuance of a certificate of occupancy by the appropriate local governmental authority and after substantial completion of the “Tenant Improvements” to be constructed by Tenant pursuant to the Work Letter attached hereto as Exhibit B.

(b) Promptly upon the commencement of the initial term of this Lease, the parties hereto shall execute a Commencement Date Certificate in form mutually acceptable to them setting forth, among other things, the commencement date of such term.

3. Rent. Throughout the term of this Lease, Tenant shall pay rent to Landlord in accordance with the following provisions:

(a) Tenant shall pay annual base rent (the “Base Rent”) in monthly installments in advance on or before the first day of each calendar month commencing the earlier of September 15, 2007 or the date of “Substantial Completion”, as defined in Exhibit B attached hereto (the “Rent Commencement Date”). If rent payments begin on a day other than the first day of a calendar month or the Term ends on a day other than the last day of a calendar month, then the monthly rent due hereunder for such calendar month will be appropriately prorated based on the actual number of calendar days in such calendar month and the rent for such month will be paid on or before the first day of the following calendar month. The monthly installments payable during the initial term of this Lease are set forth in Exhibit C hereto.

(b) Additional Rent (herein so called) shall be calculated as provided in Exhibit D hereto, subject to Section 29 hereof. For each calendar year after the year in which the Commencement Date occurs, Landlord shall furnish Tenant a written estimate of Additional Rent for the applicable calendar year. Estimates of Additional Rent shall be made by Landlord on a reasonable basis determined by Landlord. For the calendar year 2007, Landlord estimates that the Additional Rent will be $4.00 a square foot for the base leased premises of 6,477 sq. ft. and $0.00 a square foot for balcony space of 815 sq. ft. Throughout the Term of this Lease, Tenant shall pay estimated Additional Rent in advance on or before the first day of each month in monthly installments equal to one-twelfth (1/12) of the estimated Additional Rent for the applicable calendar year. Pending receipt of Landlord’s written estimate of Additional Rent for any calendar year, monthly installments of estimated Additional Rent shall continue to be paid in the same amount as in the prior calendar year. By April 30 of each calendar year, Landlord shall deliver to Tenant a written statement reflecting any difference between estimated Additional Rent paid and actual Additional Rent accrued for the prior calendar year (or, in the case of any partial calendar year in which the Term begins or ends, a prorated portion of such Additional Rent based upon actual days elapsed during that portion of the Term occurring in that calendar year). Tenant shall pay Landlord the total amount of any balance of Additional Rent due shown on such annual statement within thirty (30) days after receipt of the statement; provided, however, the total amount of actual Additional Rent due and payable by Tenant for each calendar year shall not exceed 104% of the total actual Additional Rent due and payable for the then previous calendar year (or, if either such calendar year or the then prior calendar year is a partial calendar year, the average daily actual Additional Rent due and payable for such calendar year shall not exceed 104% of the average daily actual Additional Rent due and payable for such previous calendar year). Landlord shall refund any overpayment of Additional Rent by Tenant shown on such annual statement within thirty (30) days after delivery of the statement. Tenant may examine the accounting records supporting the amount of Additional Rent reflected on such annual statement within a sixty (60) day period after receipt of the statement, such examination to occur after reasonable advance written notice to Landlord during normal business hours at the place where Landlord’s accounting records are normally kept.

(c) The installments of Base Rent and Additional Rent for any initial partial calendar month shall be prorated based on actual days elapsed and shall be paid in advance on the Commencement Date.

(d) Except as expressly provided to the contrary in this Lease, Installments of Base Rent and Additional Rent shall be payable without notice, demand, reduction, setoff, or other defense. Installments of Base Rent and Additional Rent and payment of other sums owing to Landlord pursuant to this Lease shall be made to Landlord at the address specified on the signature page, or at whatever other account or address that Landlord may designate from time to time by written notice to Tenant.

(e) If any installment of Base Rent or Additional Rent, or any other sum due and payable pursuant to this Lease, remains unpaid for more than fifteen (15) days after the date due, Tenant shall pay Landlord a late payment charge equal to the greater of (i) Fifty and no/100

Dollars ($50.00), or (ii) five percent (5%) of the unpaid installment or other payment. The late payment charge is intended to compensate Landlord for administrative expenses associated with responding to late payment, and shall not be considered liquidated damages or interest.

(f) If any check tendered by or on behalf of Tenant in Payment of any sum due under this Lease is dishonored and returned to Landlord for any reason whatsoever, Tenant shall be charged the sum of Forty Dollars ($40.00) for each such check, which amount shall be payable as Rent, to defray the expense of handling, processing and bookkeeping. Any such check shall be promptly replaced by Tenant with a check that is the direct obligation of a bank or savings and loan institution (certified check, or other check representing immediately available funds). The amount of such replacement check shall be in the aggregate amount of the payment tendered, plus the Forty Dollars ($40.00) check charge, and any applicable sales and other tax. If not paid by Tenant within ten (10) days after notification to tenant of the dishonored check, said Forty Dollars ($40.00) charge shall also be subject to said late charges. In the event two (2) or more checks tendered by or on behalf of Tenant are dishonored and returned to Landlord for any reason whatsoever during any twelve (12) month period, all future payments by Tenant to Landlord shall me made with checks that are the direct obligation of a bank or savings and loan institution (certified check or other check representing immediately available funds).

(g) Landlord shall not be bound by any notation on any check or letter, such as “paid in Full”.

4. Use of Premises; Compliance with Legal Requirements. Tenant shall use the Premises only for a bank business offices and for no other purposes. Tenant shall not commit or allow waste to be committed in the Premises or elsewhere on the Property, and shall not do or allow to be done in the Premises or elsewhere on the Property anything that shall constitute a nuisance or detract in any way from the reputation of the Property as a first-class real estate development. Tenant shall allow no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or be emitted from the Premises. Tenant shall comply with all laws, ordinances, and regulations of any governmental authority relating to Tenant’s use or occupancy of the Premises, with the requirements of insurance underwriters or rating bureaus applicable to the Property, and with the following requirements:

(a) No portion of the Premises or the Property shall be used or occupied for anything that is extra hazardous on account of fire or other risks, that causes an increase in the premiums payable by Landlord for any of its insurance with respect to the Property, or that causes any underwriter to deny insurance coverage to Landlord.

(b) Tenant shall comply with all requirements of the Americans with Disabilities Act and implementing regulations with respect to improvements made by Tenant within the Premises, and its use and occupancy of the Premises.

(c) Tenant may use generally available office equipment and supplies of a type which are customary for the purpose for which Tenant shall occupy the Premises that contain small quantities or low concentrations of Hazardous Materials so long as they are properly used and stored within the Premises, properly disposed of by Tenant at a location other than the Property, and do not require any governmental license or permit. Except as permitted in the preceding sentence, no use, generation, storage, treatment, transportation, or disposal of any Hazardous Material shall occur or be permitted to occur in connection with Tenant’s use and occupancy of the Premises or any other portion of the Property. “Hazardous Material” shall mean any toxic or hazardous waste, material, or substance or any other substance that is prohibited, limited, or regulated as a health or environmental hazard by any governmental or quasi-governmental authority, or that even if not so regulated, could or does pose a hazard to the environment or to health and safety of the occupants of the Building or others.

(d) Landlord shall have the right to prescribe and modify reasonable rules for use of the Property and leased premises within the Building. A copy of Landlord’s current Building rules is attached hereto as Exhibit E. In the event of any conflict with the Building rules, the provisions in the main body of this Lease control.

(e) Tenant shall ensure that its agents, employees, and contractors comply with this Paragraph, and shall use reasonable efforts to ensure that its invitees and customers comply with this Paragraph.

(f) Tenant and Landlord shall execute and deliver, on and as of the date hereof, the “Lease Authorization”, in the form set forth on Exhibit F thereto.

5. Taxes Payable by Tenant. Tenant shall pay any documentary stamp tax, sales or use tax, excise tax, or any other tax, assessment, or charge (other than any income, franchise, or similar tax imposed directly on Landlord or Landlord’s net income from the Property) required to be paid on account of (a) the use or occupancy of the Premises by Tenant, (b) the rent or other payments due hereunder, or (c) Tenant’s trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Premises and owned by or in the custody of Tenant. All such taxes, assessments, and charges shall be paid promptly as they become due prior to delinquency. If requested by Landlord, Tenant shall provide Landlord with copies of paid receipts for such taxes, assessments, or charges promptly after payment of same. Tenant shall also pay on written demand from Landlord any increase in ad valorem taxes or assessments on the Property as a result of alterations, additions, or improvements made by or on behalf of Tenant other than the initial Tenant Improvements.

6. Insurance Coverage; Waiver of Subrogation.

(a) Landlord shall maintain property and casualty insurance on the Building, with extended coverage or such other additional coverage as Landlord shall elect, in an amount of not less than eighty percent (80%) of the replacement cost of the Building; provided, however, if the premium for any insurance carried by Landlord with respect to the Property increases as the result of Tenant’s use or occupancy or as the result of any act or omission of Tenant or its agents, employees, or contractors, Tenant shall pay Landlord the amount of any such increase on written demand. Payment of such increased premiums shall not excuse any noncompliance with this Lease by Tenant that may have caused the increased premiums.

(b) Tenant shall maintain and pay for property and casualty insurance with extended coverage on all trade fixtures, equipment, machinery, merchandise, or otherwise on the Property. Tenant shall maintain and pay for commercial general liability insurance (occurrence coverage)

in the amount of not less than $1,000,000.00, with a company licensed to do business in the state in which the Property is located and reasonable acceptable to Landlord, naming Landlord as an additional insured, to the extent of liability assumed under Indemnification clause Article 22 of this lease, providing contractual liability coverage, and containing an undertaking by the insurer not to cancel or change coverage materially without first giving thirty (30) days’ written notice to Landlord. Tenant shall furnish Landlord certificates of insurance evidencing the required commercial general liability insurance coverage prior to the Commencement Date and thereafter prior to each policy renewal date.

(c) Each of Landlord and Tenant hereby waives all claims or other rights of recovery against the other and its agents, employees, and contractors for any loss or damage to the Premises or other portions of the Property, or to any personal property or fixtures thereon, by reason of fire or other insurable risk of loss (whether or not actually insured), regardless of cause or origin, including negligence, gross negligence, or misconduct of the other party or its agents, employees, or contractors, and covenants that no insurer shall hold any right of subrogation against such other party. Landlord and Tenant shall each advise its insurers of the foregoing waiver and such waiver shall be a part of the respective policies of property and casualty insurance maintained by Landlord and Tenant.

7. Services Furnished by Landlord. So long as Tenant is entitled to possession of the Premises during the Term, Landlord shall furnish the following services, which shall be reasonably consistent in quality with similar landlord services at comparable office buildings in the same market area as the Building:

(a) Heating and air conditioning in season to provided reasonably comfortable temperatures in the Common Areas (unless mandated otherwise by law) Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 2:00 p.m., exclusive of holidays observed by national banks in the city in which the Property is located.

(b) Reasonable janitorial and general cleaning services for the Common Area from Monday through Friday, exclusive of holidays observed by national banks in the city in which the Property is located.

(c) Electricity for routine lighting and the operation of the Common Areas.

(d) Passenger elevator service to all floors of the Building. Tenant’s move (and any significant moving) shall occur outside normal business hours.

(e) Reasonable amounts of cold running water to tenant spaces in or appurtenant to the Premises.

(f) Routine maintenance and repair of the structure of the Building and general Building mechanical, electrical, and plumbing systems and exterior lighting, landscaping, and irrigation, and parking, driveways, and sidewalks of the Property. Tenant is responsible for all interior maintenance and repair of the Premises, including, without limitation, all interior items, plumbing, HVAC, windows and door located on the Premises. If the Premises or any other part of the Property is damaged by any act or omission of Tenant or its agents, employees, or contractors, then Landlord may repair such damage. Any cost of such repairs to the Premises in excess of insurance proceeds actually received by Landlord shall be paid by Tenant to Landlord on written demand, and Landlord shall not be obligated to begin or continue repair work until funds for such purposes are received from insurance proceeds or from Tenant.

(g) If and to the extent Landlord chooses, security services and equipment for the Common Areas. Landlord has no duty to provide security, and no duty to so shall be deemed to have been assumed by Landlord’s furnishing and security services or equipment. Tenant waives and releases all claims against Landlord and its agents, employees, and contractors to the extent based on any wrongful, negligent, or other failure to furnish security services or equipment or on any wrongful, negligent, or other act or omission in connection with any security services or equipment furnished.

(h) Keys to the Premises, however, Tenant will be charged for additional keys provided throughout the Lease Term.

Tenant shall not be deemed to have been evicted as the result of, nor shall Landlord be liable for any loss or damage to the property of Tenant located in the Premises or for any loss of business or profits of Tenant or other damages of any kind arising from (i) any failure of Landlord to provide any of the services to be furnished by Landlord pursuant to this Paragraph as the result of circumstances outside of Landlord’s reasonable control, (ii) any interruption or unavailability of utilities or any stoppage, leaking, bursting, or other defect or failure in the utility lines, pipes, wires, and other facilities serving the Premises as the result of circumstances outside of Landlord’s reasonable control, or (iii) any repairs, maintenance, alterations, or improvements to any portion of the Property made in connection with correcting any of the foregoing circumstances or providing the services to be furnished by Landlord pursuant to this Paragraph. If as the result of any of the foregoing, the Premises, or any portion thereof, remain untenantable for more than ten (10) days after written notice from Tenant to Landlord specifying the circumstances giving rise to such untenantability, then as Tenant’s sole and exclusive remedy Minimum Rent and Additional Rent shall abate for so long thereafter as the Premises, or any portion thereof, remain untenantable. Such abatement of Base Rent and Additional Rent shall not extend the Term of this lease.

8. Alterations and Improvements. Tenant shall make no alterations, additions, or improvements to the Premises or the Property without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld. Tenant shall comply with all reasonable requirements of Landlord relating to approval of plans and specifications, compliance with building codes and other laws, protection of the integrity, condition, and proper functioning of the roof, walls, foundations, and other structural elements of the Building and of the Building’s mechanical, electrical, and plumbing systems and equipment, employment and bonding of contractors, insurance, aesthetic considerations, and other relevant matters as determined by Landlord. All alterations, additions or improvements, including without limitation all partitions, walls, railings, carpeting, floor and wall coverings, and other fixtures (excluding Tenant’s trade fixtures) made by, for, or at the direction of Tenant shall become the property of Landlord when made, and shall remain upon the Premises at the expiration or earlier termination of this Lease. Landlord reserves the right to make structural and nonstructural alterations, additions, and improvements to the Property, to re-stripe parking areas and otherwise control parking and traffic movement on Property, and to change the name or street address (if required by local authorities) of the Property.

9. Trade Fixtures and Other Personal Property. Any trade fixtures installed in the Premises at Tenant’s expense shall remain Tenant’s personal property, and Tenant shall have the right at any time during the Term of this Lease to remove such trade fixtures (provided that any damage to the Building or Premises caused by such removal shall be repaired by Tenant within a commercially reasonable amount of time). On or before the expiration of the Term or earlier termination of this Lease, Tenant shall remove all trade fixtures and other personal property of Tenant from the Premises, repair any damage to the Building or Premises caused by removal of its trade fixtures and other personal property, and leave the Premises in a clean condition free of waste, refuse, or debris, reasonable wear and tear and damage by casualty expected. If Tenant fails to do so, Landlord may retain, store, or dispose of such trade fixtures and other personal property however Landlord chooses without liability of any kind to Tenant, repair any damage to the Building or Premises caused by removal of such trade fixtures and other personal property, and clean the Premises and properly dispose of all such waste, refuse, or debris; and all costs and expenses incurred by landlord in connection with the foregoing shall be payable by Tenant to Landlord on written demand. The following property shall be considered part of the permanent improvements to the Building owned by Landlord, not trade fixtures of Tenant, and shall not be removed from the Premises by Tenant under any circumstances: (a) HVAC systems, fixtures, or equipment; (b) lighting fixtures or equipment; (c) carpeting, other permanent floor coverings, or raised flooring; (d) paneling or other wall covers; (e) plumbing fixture and equipment; and (f) permanent shelving and built-in cabinetry.

10. Signs and Advertising. Landlord will provide a Building Directory for the first floor, and Tenant will be responsible for proper name identification on the directory. Landlord will provide all interior tenant name identification and code required signs in the Common Areas. Tenant is responsible for cost to install and maintain building signs (if allowed by Codes). Signs must also be installed to building specifications, and the location of these signs must be approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. In this regard, Landlord agrees that (a) Tenant may erect a sign on the north face of the center tower of the Building and (b) such sign shall be, at Tenant’s election, as large of a sign as permitted by the applicable building codes authority and as reasonably allowed by Landlord.

11. Landlord’s Right of Entry. Landlord and persons authorized by Landlord may enter the Premises at any time without notice to Tenant in the event of emergency involving possible injury to property or persons in or around the Premises of the Building. Landlord and persons authorized by Landlord shall also have the right to enter the Premises at all reasonable times and upon reasonable notice for the purposes of making repairs or connections, making alterations, additions, or improvements to the Building, installing utilities, providing services to the Premises other than routine janitorial service, providing services for other tenants, making inspections, or showing the Premises to prospective purchasers or lenders of the Property. During the last six (6) months of the Term, Landlord and persons authorized by Landlord shall have the right at reasonable times and upon reasonable notice to show the Premises to prospective tenants.

12. Casualty Damage. Tenant shall give prompt notice to Landlord of any damage by fire or other casualty of or on the Premises. If such damage or casualty renders any substantial part of the Premises untenantable and the repair time to restore the Premises to a tenantable condition will exceed one hundred twenty (120) days (or will exceed thirty (30) days in the case of damage occurring during the last twelve (12) months of the Term), or if any mortgagee of the Property requires application of the insurance proceeds to the reduction of the mortgage debt upon the occurrence of any such casualty, or if any material uninsured loss occurs, Landlord may, at its option, terminate this Lease by so notifying Tenant in writing within sixty (60) days after the date of the casualty or loss. If the damage by fire or other casualty renders any substantial part of the Premises untenantable and if the repair time to restore the Premises to a tenantable condition will exceed sixty (60) days (or will exceed thirty (30) days in the case of damage occurring during the last twelve (12) months of the Term), Tenant may elect to terminate this Lease by so notifying Landlord in writing within thirty (30) days after the date of the casualty. If the Lease is not so terminated by Landlord or Tenant, Landlord shall promptly begin and diligently pursue the work of restoring the Premises (including the initial Tenant Improvements) to substantially their former condition as soon as reasonably possible. Landlord shall not, however, be required to restore any alterations, additions, or improvements other than the initial Tenant Improvements. Landlord shall allow Tenant an equitable abatement of Base Rent and Additional Rent during the time and to the extent the Premises are untenantable as the result of fire or other casualty, but such abatement shall not extend the Term.

13. Condemnation. If all or substantially all of the Property is condemned or is sold in lieu of condemnation to the condemning authority, then this Lease shall terminate on the date the condemning authority takes possession. If less than all of the Property is so condemned or sold (whether or not the Premises are affected) and in Landlord’s judgment, the Property cannot be restored to an economically viable condition, or if any mortgage of the Property requires application of condemnation proceeds to the reduction of the mortgage debt, Landlord may terminate this Lease by written notice to Tenant effective on the date the condemning authority takes possession. If the condemnation will render any substantial part of the Premises untenantable, Tenant may terminate this Lease by written notice to Landlord effective on the date the condemning authority takes possession of the affected part of the Premises. If this Lease is not so terminated by Landlord or Tenant, Landlord shall, to the extent feasible, restore the Premises (including the Tenant Improvements) to substantially their former condition. Landlord shall not, however, be required to restore any alterations, additions, or improvements other than the initial Tenant Improvements. Landlord shall allow Tenant an equitable abatement of Base Rent and Additional Rent during the time and to the extent the Premises are untenantable as the result of any condemnation, but such abatement shall not extend the Term. All condemnation awards and proceeds shall belong exclusively to Landlord, and Tenant shall not be entitled to, and expressly waives and assigns to Landlord, all claims for any compensation for condemnation; provided, however, if Tenant is permitted by applicable law to maintain a separate action that will not reduce condemnation awards or proceeds to Landlord, Tenant shall be permitted to pursue such separate action for an award to which Tenant may be entitled, including but not limited to loss of business, moving expenses, Tenant’s trade fixtures, and improvements or alterations to the Premises for which Tenant paid.

14. Transfers by Tenant.

(a) Without the prior written consent of Landlord in each instance, which consent will not be unreasonable withheld, Tenant shall not do any of the following (as used in this

Paragraph, a “Transfer”): (i) assign this Lease or any estate or interest therein, whether absolutely or collaterally as security for any obligation; (ii) sublease any part of the Premises; (iii) permit any assignment of this Lease or any estate or interest therein by operation of law; (iv) grant any license, concession, or other right of occupancy for any part of the Premises; or (v) permit the use of the Premises by any person other than Tenant and its agents and employees; provided, however, Tenant may assign this Lease, or sublet all or a portion of the Premises, to Franklin Synergy Bank, which is or shall be a wholly owned subsidiary of Tenant and a Tennessee chartered Federal Reserve member state bank (“Bank”), without the prior consent of Landlord. If Tenant should assign this Lease, or sublet any portion of the Premises, to Tenant, (x) Tenant shall simultaneously give to Landlord evidence of such assignment or sublease, which assignment or sublease shall be in form and substance acceptable to Landlord, (y) Tenant shall remain primarily liable to Landlord hereunder, and (z) Bank shall execute and deliver a “Lease Authorization”, in a form similar to Exhibit F attached hereto; provided, however, the information and representations of Tenant set forth in that Authorization shall be about or from Bank, not Tenant, and Bank may delete from such Authorization, to the extent Bank deems appropriate, Section (B)(4) thereof. If Tenant should assign this Lease to Bank, Landlord shall exercise its reasonable best efforts to amend this Lease to the extent required by any governmental agency charged by the law with the regulation of Bank.

(b) If Tenant requests Landlord’s consent to a Transfer, Landlord at its option may either (i) approve or disapprove the Transfer, or (ii) terminate this Lease with respect to the part of the Premises included in the proposed Transfer. In connection with each Transfer request by Tenant, Tenant shall obtain and furnish to Landlord all reasonable documents, financial reports, and other information Landlord reasonably requires in order to evaluate the proposed Transfer. Landlord shall advise Tenant of Landlord’s decision with respect to the requested Transfer within thirty (30) days after receipt of Tenant’s written Transfer request and all requested supporting materials. If Landlord refuses to consent to a requested Transfer, this Lease shall nonetheless remain in full force and effect. The consent of Landlord to one requested Transfer shall never be construed to waive the requirement for Landlord’s consent to other Transfers, nor shall any consent by Landlord or Transfer by Tenant discharge or release Tenant from any obligations or liabilities to Landlord.

(c) All cash or other proceeds of any Transfer in excess of the Base Rent and Additional Rent payable under this Lease shall be paid to Landlord, and Tenant hereby assigns to Landlord all rights it might have or ever acquire to the excess proceeds. No transferee of less than the entire Premises or Lease shall ever be entitled to exercise any extension, expansion, or other option provided in this Lease or to the return of the “Deposit” (as defined in Exhibit C hereto). If an Event of Default by Tenant occurs after any Transfer, Landlord may, at its option, collect rent directly from the transferee, and Tenant hereby authorizes any transferee to pay rent directly to Landlord at all times after receipt of written notice from Landlord. No direct collection by Landlord from any transferee shall constitute a novation or release Tenant from its obligations and liabilities under this Lease.

15. Transfers by Landlord. Landlord shall have the unrestricted right to sell, assign, mortgage, encumber, or otherwise dispose of all or any part of the Property or any interest therein. Upon sale or other disposition of the Property to a party who assumes the obligations of Landlord under this Lease, Landlord shall be released and discharged from obligations and liabilities thereafter accruing under this Lease (including liability for the return of any Deposit), and Tenant shall look solely to Landlord’s successor for performance of the Lease thereafter (including the return of any of the Deposit). Tenant’s obligations under this Lease shall not be affected by any sale, assignment, mortgage, encumbrance, or other disposition of the Property by Landlord, and Tenant shall attorn to anyone who thereby becomes the successor to Landlord’s interest in this Lease. Landlord warrants that Tenant’s rights will not diminish under this Lease if Building is transferred.

16. Subordination. This Lease is subject and subordinate to any and all mortgages now or hereafter encumbering the Property. Landlord represents that, so long as Tenant is not in default under any of the terms, covenants and conditions of the Lease beyond any applicable grace or cure period, the Tenant shall not be disturbed in the quiet and peaceful possession of the Premises. Such subordination shall be self-operative without the necessity of any further instrument, but if requested by Landlord, Tenant shall promptly execute and deliver to Landlord any instrument Landlord may reasonably request to evidence the subordination of this Lease to such mortgages or to acknowledge the assignment of this Lease as additional security for such mortgages. If any person acquires the Property through the exercise of remedies provided in a mortgage, Tenant shall automatically attorn to and become the tenant of the new owner of the Property, except that the new owner shall not be bound by any payment of rent for more than one (1) month in advance or liable for any act or omission of Landlord that occurred prior to the date the new owner acquired title and possession of the Property. Upon request by any successor owner of the Property, Tenant shall execute an instrument confirming the attornment required by this Lease.

17. Estoppel Certificates; Financial Statements; Security Deposit.

(a) Within ten (10) days after a written request by Landlord, Tenant shall deliver an estoppel certificate in a reasonable form supplied by or acceptable to Landlord certifying any facts that are then true with respect to this Lease, including without limitation that this Lease is in full force and effect, that, to the best of the tenant’s knowledge that no default exists on the part of Landlord or Tenant, that Tenant is in possession, that Tenant has commenced payment of rent, and that Tenant claims no defenses or offsets with respect to payment of rent under this Lease. Likewise, within ten (10) days after a written request by Tenant, Landlord shall deliver to Tenant an estoppel certificate covering such matter of fact with respect to Landlord’s obligations under the Lease as are reasonably requested by Tenant.

(b) If Landlord intends to sell the Property or obtain a loan secured by the Property, then within ten (10) days of Landlord’s written request, Tenant shall furnish Landlord its annual report and other reasonable documentation. Tenant will not have to provide unreasonable documentation. Tenant shall furnish concurrently with the execution of this Lease, a financial statement of Tenant. Tenant hereby represents and warrants that all the information contained therein is complete, true, and correct. Tenant understands that Landlord is relying upon the accuracy of the information contained therein. Should there be found to exist any inaccuracy within the financial statement which adversely affects Tenant’s financial standing, or should Tenant’s financial circumstances materially change, Landlord may demand, as additional security, an amount equal to an additional two (2) months’ rent, which additional security shall be subject to all terms and conditions herein, require a fully executed guaranty by a third party acceptable to Landlord, elect to terminate this Lease, or hold Tenant liable hereunder.

(c) Tenant shall, upon the execution and delivery of this Lease, deliver to Landlord the “Deposit” (as defined in Exhibit C attached hereto).

18. Events of Default by Tenant. Each of the following constitutes an Event of Default by Tenant (herein so called).

(a) Tenant fails or refuses to pay any installment of Base Rent, Additional Rent, or any other sum payable under this Lease when due, and the failure or refusal continues for at least ten (10) days after the due date. Before declaring default, Landlord agrees to provide written notice to the Tenant and to give Tenant ten (10) days to cure.

(b) Tenant fails or refuses to comply with any provision of this Lease not requiring the payment of money, and the failure or refusal continues for at least thirty (30) days after written notice from Landlord; provided, however, if any failure by Tenant to comply with this Lease cannot be corrected within such 30-day period solely as a result of non-financial circumstances outside of Tenant’s control, and if Tenant has commenced substantial corrective actions within such 30-day period and is diligently pursuing such corrective actions, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Tenant’s noncompliance.

(c) Tenant’s leasehold estate is taken on execution or other process of law in any action against Tenant.

(d) Tenant fails or refuses to take occupancy of the Premises upon the Commencement Date, or Tenant ceases to do business in, or abandons any substantial part of, the Premises.

(e) Tenant or any guarantor of this Lease files a petition under any chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state, or a petition is filed against Tenant or any such guarantor under any such statute and not dismissed with prejudice within twenty (20) days of filing, or a receiver or trustee is appointed for Tenant’s leasehold estate or for any substantial part of the assets of Tenant or any such guarantor and such appointment is not dismissed with prejudice within sixty (60) days, or Tenant or any such guarantor makes and assignment for the benefit of creditors.

19. Landlord’s Remedies. If an Event of Default by Tenant occurs, Landlord shall be entitled then or at any time thereafter to do any one or more of the following at Landlord’s option:

(a) Enter the Premises if need be, and take whatever curative actions are necessary to rectify Tenant’s noncompliance with this Lease; and in that event Tenant shall reimburse Landlord on written demand for any reasonable expenditures by Landlord to effect compliance with Tenant’s obligations under this Lease.

(b) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord, or without terminating this Lease, terminate Tenant’s right to possession of the Premises, and in either case, Landlord may re-enter and take possession of the Premises, evict Tenant and all parties then in occupancy or possession, and if permitted under applicable law, change the locks on the doors of the Premises without making keys to the changed locks available to Tenant.

(c) If Landlord has terminated this Lease, recover all Base Rent, Additional Rent, and other sums owing and unpaid under this Lease as of the date of termination plus reasonable legal fees plus damages measured by the difference in the rental value of the Premises if this Lease had been fully performed for the balance of the Term and the rental value of the Premises following the Event of Default by Tenant, which damages shall be payable, at the election of Landlord, (i) in monthly installments when and as rent would become due hereunder, were the Lease not so terminated, or (ii) in a final settlement. If Landlord elects such a final settlement, Landlord shall have a right to, and Tenant hereby agrees to pay, the positive difference between the total of all Base Rent, Additional Rent and other sums due and payable by Tenant hereunder for the then remainder of the Term and the reasonable rental value of the Premises for such period, such difference to be discounted to present value at a rate equal to 250 basis points over the then current 10 year U.S. Treasury Rate. The election of any other remedy hereunder shall in no way prejudice Landlord’s right hereunder at any time thereafter to demand final settlement or to seek any other right or remedy.

(d) If Landlord has not terminated this Lease (whether or not Landlord has terminated Tenant’s right to possession of the Premises or actually retaken possession), recover all Base Rent, Additional Rent, and other sums then or thereafter owing and unpaid under this Lease, together with all costs, if any, reasonably incurred in reletting the Premises (including remodeling, lease commission, allowance, inducement, and other costs), less all rent, if any, actually received from any reletting of the Premises during the remainder of the Term, which sums shall be payable in monthly installments when and as rent would become due hereunder. Landlord shall have the right following an Event of Default by Tenant to relet the Premises on Tenant’s account without terminating the Lease, any such reletting to be on such terms as Landlord considers reasonable under the circumstances. However, under this paragraph Tenant shall not be liable for more than the total of the Base Rent plus Additional Rent Tenant would have paid if the Lease had been fully performed for the balance of the Term.

(e) Recover all reasonable costs of retaking possession of the premises and any other damages incidental to the Event of Default by Tenant.

(f) Terminate all of Tenant’s rights to any allowances or under any renewal, extension, expansion, refusal, or other options granted to Tenant by this Lease.

(g) Exercise any and all other remedies available to Landlord at law or in equity, including injunctive relief of all varieties.

If Landlord elects to retake possession of the Premises without terminating this Lease, it may nonetheless at any subsequent time elect to terminate this Lease and exercise the remedies provided above on termination of the Lease. Nothing done by Landlord or its agents shall be considered an acceptance of any attempted surrender of the Premises unless Landlord specifically so agrees in writing. No re-entry or taking of possession of the Premises by Landlord, nor any reletting of the Premises, shall be considered an election by Landlord to terminate this Lease unless Landlord gives Tenant written notice of termination. Landlord’s remedies must be subject to Tennessee forcible entry and detainer statutes.

20. Landlord’s Default. It shall be an Event of Default by Landlord (herein so called) only if Landlord fails to comply with any provision of this Lease and the failure continues for at least thirty (30) days after written notice from Tenant to Landlord (with a copy to Landlord’s mortgagees if Tenant has been notified in writing of the identities and addresses of such mortgagees); provided, however, if any failure by Landlord to comply with this Lease cannot be corrected within such 30-day period solely as a result of non-financial circumstances outside of the control of Landlord, and if substantial corrective actions have commenced within 30-day period and are being diligently pursued, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Landlord’s noncompliance.

21. Tenant’s Remedies. Except as otherwise provided in this Lease, in the Event of Default by Landlord, Tenant shall be entitled to any remedies available at law or in equity. Notwithstanding anything in this Lease to the contrary, Landlord shall never be liable in the event of Default by Landlord under any promise of indemnity in this Lease, or under any other provision of this Lease for any loss of business or profits of Tenant or other consequential damages or for punitive or special damages of any kind. None of Landlord’s officers, employees, agents, directors, shareholders, or partners shall ever have any liability to Tenant under or in connection with this Lease. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord, and Landlord shall never be personally liable for any judgment.

22. Indemnification.

(a) Tenant shall indemnify and hold Landlord and its officers, employees, agents, directors, shareholders, and partners harmless against any loss, liability, damage, fine or other governmental penalty, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefor, resulting from: (i) Tenant’s noncompliance with or violation of any law, ordinance, or other governmental regulation applicable to Tenant or its use and occupancy of the Premises: (ii) the use, generation, storage, treatment, or transportation, or the disposal or other release into the environment, of any Hazardous Material by Tenant or its employees, agents, or contractors or as the result of Tenant’s use and occupancy of the Premises; or (iii) injury to persons or loss or damage to property to the extent caused by any negligent or wrongful act or omission of Tenant or its employees, agents, and contractors, but only to the extent the loss or damage would not be covered by property and casualty insurance of the type and amount required to be carried by Landlord pursuant to this Lease (whether or not actually so carried).

(b) Landlord shall indemnify and hold Landlord and its officers, employees, agents, directors, members, and managers harmless against loss, liability, damage, fine or other governmental penalty, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefore, resulting from: (i) Landlord noncompliance with or violation of any law, ordinance, or other governmental regulation applicable to Landlord or its use of the Building; (ii) the use, generation, storage, treatment, or transportation, or the disposal or other release into the environment, of any Hazardous Material by Landlord or its employees, agents, or contractors or as the result of Landlord’s use of the Building; or (iii) injury to persons or loss or damage to property to the extent caused by any negligent or wrongful act or omission of Landlord or its employees, agents, and contractors, but only to the extent the loss or damage would not be covered by property and casualty insurance of the type and amount required to be carried by Landlord pursuant to this Lease (whether or not actually so carried).

23. Protection Against Liens. Tenant shall do all things necessary to prevent the filing of any mechanic’s, materialmen’s, or other type of lien or claim against Landlord or the Property by, against, through, or under Tenant or its contractors. If any such lien or claim is filed, Tenant shall either cause the same to be discharged within twenty (20) days after filing, or if Tenant in its discretion and in good faith determines that such lien or claim should be contested and if all required consents or approvals of Landlord’s mortgagee are obtained, Tenant shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Property during the pendency of such contest. If Tenant fails to discharge such lien or claim within such 20-day period or fails to furnish such security, then Landlord may at its election, in addition to any other right or remedy available to it, discharge the lien or claim by paying the amount alleged to be due or by giving appropriate security. If Landlord discharges or secures such lien or claim, then Tenant shall reimburse Landlord on written demand for all sums paid and all costs and expenses (including reasonable attorneys’ fees and costs of litigation) reasonably incurred by Landlord.

24. Holding Over. If Tenant remains in possession of any part of the Premises after the expiration of the Term of this Lease, whether with or without Landlord’s consent, a tenancy from month-to-month shall be created, the monthly installments of Minimum Rent payable during such holdover period shall be one hundred fifteen percent (115%) of the monthly installments of Minimum Rent payable immediately preceding such expiration, and all Additional Rent and other sums payable under this Lease shall continue to be due and payable. The acceptance of any rent or other payments from Tenant with respect to any holdover period shall not serve to extend the Term or waive any rights of Landlord, but Landlord may at any time refuse to accept rent or other payments from Tenant, and may re-enter the Premises, evict Tenant and all parties then in occupancy or possession, take possession of the Premises, and if permitted under applicable law, change the locks on the doors of the Premises without making keys to the changed locks available to Tenant. Tenant shall indemnify and hold Landlord harmless against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefor, related to Tenant’s holding over, including liabilities to any person to whom Landlord may have leased any part of the Premises.

25. Attorneys’ Fees. If an Event of default by Tenant or an Event of default by Landlord occurs, the Landlord shall be entitled to reasonable attorneys’ fees and any costs of litigation incurred in exercising and enforcing its remedies under this Lease.

26. Waiver. The failure of a party to insist upon the strict performance of any provision of this Lease or to exercise any remedy for an event of default. No waiver shall be effective unless expressed in writing signed by the waiving party. No waiver shall affect any condition other than the one specified in the waiver and then only for the time and in the manner stated. Landlord’s receipt of any rent or other sums with knowledge of noncompliance with this Lease by Tenant shall not be considered a waiver of the noncompliance. No payment by Tenant of a lesser amount than the full amount then due shall be considered to be other than on account of the earliest amount due. No endorsement or statement on any check or any letter accompanying any check or payment shall be considered an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord’s right to recover the balance owing and to pursue any other available remedies.

27. Leasing Commissions. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with anyone claiming any entitlement to any commission in connection with this leasing transaction, except for Ron Taylor at Provision Commercial Realty, whose commissions Landlord has agreed to pay at a rate of 3.5% of the Base Rent due during the initial term of this Lease, i.e. .035 x $968,192.19 equals $33,886.73. Landlord shall pay such broker one-half of such sum upon the date hereof and the remaining half upon the date Tenant begins occupying the Premises. Each of Landlord and Tenant agrees to indemnify and hold the other harmless against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefor, for any leasing or other commissions, fees, charges, or payments resulting from or arising out of their respective actions in connection with this Lease.

28. Notices. Any notice may be given by (a) depositing written notice in the United States mail, postpaid and certified and addressed to the party at its notification address under this Lease with return receipt requested, (b) delivering written notice in person or by commercial messenger or overnight private delivery service to the party at its notification address under this Lease, or (c) by facsimile transmission of written notice deposited in the mail in the manner described above shall be effective on the third business day after it is so deposited, even if not received. Written notice given in person or by commercial messenger, overnight private delivery, or facsimile transmission in the manner described above shall be effective as of the time of receipt at the destination address as evidenced by a receipt signed by an employee of receiving party or by facsimile confirmation of transmission. The notification addresses of the parties are specified on the signature page(s) of this Lease. Each party shall have the right to change its address by not less than at least ten (10) days prior written notice to the other party.

29. Option to Extend Term. Tenant shall have 3 options (hereinafter referred to as the “Extension Option”), provided that this Lease shall be in full force and effect, without default on the part of Tenant hereunder beyond applicable notice and grace periods herein, on the date Tenant exercises the Extension Option, to extend the Term for an extension term (hereinafter referred to as the “Extension Term”) of five (5) years, to commence on the day (hereinafter referred to as the “Extension Term Commencement Date”) next succeeding the Expiration Date and to expire on the date (herein referred to as the “Extension Term Expiration Date”) which shall be the day preceding the fifth (5th) anniversary of the Extension Term Commencement Date. Tenant shall exercise the Extension Option by sending a written notice thereof (which notice is hereinafter referred to as the “Extension Notice”) to the Landlord by certified mail, return receipt requested, on or before the day which shall be six (6) months prior to the Expiration Date. If Tenant shall send the Extension Notice within the time and in the manner hereinbefore provided, the Term of this Lease shall be deemed extended for the Extension Term upon the terms, covenants and (a) any terms, covenants, or conditions hereof that are expressly or by their nature inapplicable to the Extension Term shall not apply during such Extension Term; (b) the Base Annual Rent payable by Tenant during the Extension Term (hereinafter referred to as the “Extension Rent”) shall be at the rate of rent in place during the last year of the Term, plus an annual 3.0% increase which shall apply to each year of the Extension Term.

30. Parking Spaces. All parking is open for use by all tenants except for specific designated parking spaces. This Tenant shall have two (2) designated parking spaces in the parking garage with locations determined by the Landlord.

31. Letter of Credit.

(a) On or prior to May 15, 2007, Tenant agrees to provide to Landlord an unconditional letter of credit issued by a federally-insured banking institution, naming Landlord as the beneficiary and being in form and substance similar to Exhibit G attached hereto and reasonably acceptable to Landlord (the “LC”). The LC shall be in the amount of $152,263.25, which is the sum of the Base Rent for the year following the Rent Commencement Date plus Tenant’s Prorata Share of the “Operating Expenses” (as defined in Exhibit D attached hereto); such Expenses are reasonably estimated by Landlord for the such year and were determined to be as follows: $4.00 x 6,477 sq. ft. of the base premises = $25,908.00. The LC shall be in full force and effect beginning the Rent Commencement Date and shall remain in full force and effect for the next twelve consecutive months. Tenant shall be responsible for obtaining the LC at its sole expense.

(b) In the event Moody’s rating on the long term senior debt of the issuer of the LC becomes less than BBB while the LC is outstanding, then Landlord may notify Tenant of such fact and Tenant shall have thirty (30) days from the date of such notice within which to either (i) secure the LC with additional collateral acceptable to Landlord in its reasonable discretion, (ii) provide a substitute LC issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least BBB by Moody’s or an equivalent rating service, or (iii) have the LC confirmed by a banking institution reasonably satisfactory to Landlord and having a senior long term debt rated at least BBB by Moody’s or an equivalent rating service; such confirmation shall be in a form reasonably satisfactory to Landlord. Failure to do one of the foregoing within such 30 day period shall entitle Landlord to present the LC for payment and hold the proceeds without interest as a security deposit under this Lease.

(c) Upon (i) the occurrence of an Event of Default by Tenant (other than a nonmonetary default described in Section 18(b) hereof), (ii) Landlord giving Tenant written notice of such occurrence (other than the occurrence of an Event of Default described in Section 18(e), as to which Landlord shall not be required to give any notice hereunder) and (iii) Tenant failing to cure, within ten (10) days of its receipt of such notice, any Event of Default about which Landlord gave (and was obligated under this Section 31(c) to give) Tenant notice, Landlord shall have the right, in addition to any or all other remedies contained herein, to present the LC for payment.

32. Notice of Available Space. If and when any rentable space located on the first floor of the Building is or shall be available for lease, Landlord shall promptly inform Landlord of such availability.

33. Miscellaneous.

(a) If requested by Landlord, Tenant shall furnish appropriate evidence of the valid existence and good standing of Tenant and the authority of any parties signing this Lease to act for Tenant. If requested by Tenant, Landlord shall furnish appropriate evidence of the valid existence and good standing and the authority of any parties signing this Lease to act for Landlord.

(b) This document, including the Lease Addendum, embodies the entire contract between the parties, and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent, and similar documents. All representations, warranties, or agreements of an inducement nature, if any, are merged with, and stated in this document. This Lease may be amended only by a written instrument executed by both Landlord and Tenant.

(c) No consent or approval by Landlord shall be effective unless given in writing signed by Landlord or its duly authorized representative. Any consent or approval by Landlord shall extend only to the matter specifically stated in writing.

(d) The captions appearing in this Lease are included solely for convenience and shall be given any effect in construing this Lease.

(e) If any provision of this Lease shall not be affected. Each separate provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(f) This Lease binds not only Landlord and Tenant, but also their respective successors, and assigns (to the extent assignment is permitted by this Lease).

(g) This Lease is governed by the laws of the State of Tennessee.

(h) All references to “business days” in this Lease shall refer to days that national banks are open for business in the city where the Property is located. Time is of the essence of this lease.

(i) All references to “mortgage(s)” in this Lease shall include deeds of trust, deeds to secure debt, other security instrument, and any ground or other lease under which Landlord may hold title to the Property as lessee. All references to “mortgagee(s)” in this Lease shall include trustees, secured parties, ground or other lessors, and other parties holding any lien, security, or other interest in the Property pursuant to any mortgage.

(j) Any liability of obligation of Landlord or Tenant arising during or accruing with respect to the term of this Lease shall survive the expiration or earlier termination of this Lease, including without limitation, obligations and liabilities relating to (i) the final adjustment of estimated installments of Additional Rent to actual Additional Rent owed, (ii) the condition of the Premises or the removal of Tenant’s property, and (iii) indemnity and hold harmless provisions of this Lease.

(k) Tenant agrees not to record this Lease. Tenant may record a memorandum of this Lease in a form approved by Landlord in writing prior to recording provided Tenant pays all taxes, recording fees, or other governmental charges incident to such recording. The memorandum shall not disclose the rent payable under this Lease and shall expressly provide that it shall be of no further force or effect after the last day of the Term or on filing by Landlord of an affidavit that this Lease has expired or been terminated. Additionally, Tenant shall not disclose the terms of this Lease to any third party except (i) legal counsel to tenant, (ii) any assignee of Tenant’s interest in this Lease or sublessee of Tenant, (iii) as required by applicable law or by subpoena or other similar legal process, or (iv) for financial reporting purposes. Tenant may disclose this Lease to corporate lenders and outside audit firms.

(l) Landlord has delivered a copy of this Lease solely for Tenant’s review, and such delivery does not constitute an offer to Tenant or an option reserving the Premises. This Lease shall not be effective until executed by both parties,

(m) Lessor acknowledges that the Tennessee Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Board (individually, a “Regulatory Authority,” and collectively, the “Regulatory Authorities”) are reviewing this Lease in connection with the application for Bank of a Tennessee state banking charter and the application of Lessee for a financial holding company, both of which applications are or will be filed with one or more Regulatory Authorities. In the event that any Regulatory Authority shall request revisions to this Lease in connection with its review of these applications, Lessor and Lessee shall negotiate in good faith to make reasonable amendments to this Lease addressing the revisions required by any Regulatory Authorities and necessary to obtain the approval of such Authority to one or both of these applications.

(n) This Agreement may be executed in multiple originals or counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile, with original signature pages to follow.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Lease to be executed pursuant to authority duly given as of the day and year first above written.

LANDLORD:

PCC INVESTMENTS II, LLC

By:

	Its:	MANAGING PARTNER

TENANT:

FRANKLIN FINANCIAL NETWORK, INC.

By:

	Its:	Founder

EXHIBIT A

The Real Property

Land in Williamson County, Tennessee, being Lot No. 5, on the Plan of Lincoln Square Subdivision, as shown on plat of record in Plat Book 29, page 117, in the Register’s Office of Williamson County, Tennessee, to which plat reference is hereby made for a more particular description.

Being the same property conveyed to PCC Investments II, LLC, a Tennessee limited liability company, by Deed of record in Book 3414, page 745, Register’s Office for Williamson County, Tennessee.

EXHIBIT B

Work Letter

Suites 201, 202 and 203

This Work Letter is dated May 11, 2007, between PCC INVESTMENTS II, LLC, a TENNESSEE limited liability company (“Landlord”), and FRANKLIN FINANCIAL NETWORK, INC., a TENNESSEE corporation (“Tenant”).

RECITALS

A. This Agreement is attached to and forms a part of that certain Lease dated                  , 2007 (the “Lease”), pursuant to which Landlord has leased to Tenant 6,477 sq. ft. of certain office space (plus 815 sq. ft. of outdoor balcony space), specifically Suite 201, 202 and 203 of the building commonly known as Aspen Brook Village, 3301 Aspen Grove Drive, Franklin, Tennessee, as such space is more specifically described in the Lease (the “Leased Space”).

B. Tenant desires to make certain Tenant Improvements to the Leased Space, upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.	General Provisions

1.1 Landlord shall provide Tenant with an allowance of Twenty and 00/100 Dollars ($20.00) per square foot for the 6,477 sq. ft. of the base premises in the Leased Space, i.e. $129,540.00 (the “Allowance”), for work in preparing the Leased Space for Tenant’s occupation, use and enjoyment under the terms of the Lease (the “Work”). The Work shall consist of the following: (i) the development of space plans, working drawings and all other “Construction Documents” (as described in Section 3.2 hereof), including supporting engineering studies (i.e., structural design or analysis, lighting or acoustical evaluations, or other studies as determined by Tenant’s architect) and (ii) all work necessary to construct the improvements necessary for Tenant’s occupation, use and enjoyment of the Leased Space, including, without limitation, all work shown on the working drawings approved by Landlord, which work will create finished ceilings, walls, and floor surfaces, as well as complete HVAC, lighting, electrical, and fire protection system for the Leased Space; provided, however, Landlord will not deliver the Leased Space to Tenant in order to commence the construction of such improvements until Landlord shall have paid for and caused the installation on the Leased Space of all sheetrock/gypsum board walls, poured floors, roof curbs, sprinkler heads (as turned up in the Leased Space), electrical panel (400 AMP) and HVAC units, which shall be installed to 1 ton per 320 square foot, and all of which shall be reasonably acceptable to Tenant The Allowance shall be available for the costs of constructing the leasehold improvements to the Leased Space and other costs appertaining to such construction (the “Construction Costs”), which improvements are described in the Construction Documents (the “Tenant Improvements”). The Construction Costs shall include, without limitation, (a) all architectural, legal and engineering fees and expenses pertaining to the Work; (b) all contractor and construction manager costs and fees pertaining to the Work; (c) all permits and taxes pertaining to the Work or the Tenant Improvements; (d) all labor and material for the Work; (e) all fees to governmental authorities for permits, inspections and certificates of occupancy pertaining to the Work or the Tenant Improvements; (f) utilities during the construction of the Tenant Improvements; (g) all costs associated with any change, modification, or addition to the space plan, working drawings or any other Construction Document, as approved by Landlord and Tenant (a “Change Order”); and (h) all other out-of-pocket costs and expenses incurred by Tenant and/or Landlord directly related to the preparation of any of the Construction Documents or the construction of the Tenant Improvements or other sums due on the Work; provided, however, no portion of the Constructions Costs shall include any expenses paid or used for any movable furniture, other tangible personal property not permanently attached to the Leased Space, working capital for Tenant, or Base Rent or any other payments due under the Lease. Also, Tenant acknowledges and agrees to pay Landlord a project management fee of $0 per square foot of the Leased Space for Landlord’s management services relating to the Work if Tenant engages as its architect for the Work The Innovations Group, LLC; such fee shall be $.50 per square foot if Tenant engages some other architect for the project. This project management fee shall be paid from the Allowance and shall not be included in the Operating Expenses or as Additional Rent. Notwithstanding anything herein to the contrary, Landlord makes no representation or warranty that the Allowance is sufficient to pay the full amount of the Construction Costs.

1.2 If the Construction Costs exceed the Allowance, then Tenant shall pay such excess prior to taking occupancy of the Leased Space. Tenant agrees that in the event Tenant defaults in the timely payment of that amount of the Construction Costs that exceeds the Allowance, Landlord (in addition to all other remedies available to it) shall have the same rights as those rights arising under the Lease upon an event of default under the Lease because of the failure to pay timely Base Rent or other sums due under the Lease.

1.3 If, because of an omission, delay or default hereunder by Tenant or anyone acting under or for Tenant, the Work is not substantially completed by September 15, 2007 (the “Projected Completion Date”), the obligations of Tenant under the Lease (including, without limitation, the obligation to pay Base Rent) shall nonetheless commence as of the Projected Completion Date.

1.4 The “Substantial Completion” of the Work shall be deemed performed when all of the following have occurred: (a) Tenant’s architect executes and delivers to Tenant and Landlord a Certificate of Substantial Completion with respect to the Tenant Improvements evidencing, among other things, that Tenant has constructed the Tenant Improvements in substantial compliance with the Construction Documents; (b) Tenant and/or Landlord shall have obtained a certificate of occupancy for the Leased Space from the governmental authority which has authority to issue such certificates in the jurisdiction wherein the Leased Space are located; and (c) Landlord and Tenant shall have accepted the Tenant Improvements as being in substantial conformity with the Construction Documents.

1.5 Without the prior consent of Landlord, which consent Landlord can withhold according to its sole and unlimited discretion, neither Tenant nor Tenant’s authorized representatives (including “Tenant’s Design Consultants”, as defined in Section 2.1 hereof) will alter or modify or in any manner disturb the following systems or installations of the Building: fire or smoke rated partitions; “Central” (as hereinafter defined) plumbing systems; Central electrical systems; Central heating, ventilating and air conditioning systems; Central fire protection and fire alert systems; Central building maintenance systems; Central structural systems; and elevators. Only with Landlord’s express permission, which consent Landlord can withhold according to its sole and unlimited discretion, and under the direct supervision of Landlord or Landlord’s authorized representative shall Tenant or Tenant’s authorized representative alter, modify or in any manner disturb any such system or installation or any “Branch” (as hereinafter defined) of any such system or installation located within the Leased Space, including, but not limited to Branch plumbing system, Branch electrical system, Branch heating, ventilating and air conditioning system, and Branch fire protection and alert system. For purposes of this Agreement, the term “Central” shall be defined as that portion of the Building system or component which is common to and/or serves or exists for the benefit of all tenants in the Building, and shall include, but shall not be limited to, main fire loops on each floor of the Building and duct work to any variable air volume air-handling unit (a “VAV box”). For purposes of this Agreement, the term “Branch” shall be defined as that portion of any Building system or component which serves to connect or extend Central systems into the Leased Space.

1.6 All design, construction and installation of the Work shall conform to the requirements of applicable building, plumbing, electrical and fire codes and the requirements of any authority having jurisdiction over or with respect to the Work, as such codes and requirements may from time to time be amended or supplemented. Furthermore, all such design, construction and installation of the Work is subject to the prior written approval of Landlord.

1.7 Tenant agrees to use, as a part of the Work, Building standard materials for the following: corridor doors, VAV boxes, hardware, lights or other materials, unless other corridor doors, VAV boxes, hardware or lights are requested by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.

1.8 Tenant acknowledges that Landlord has entered into the Lease in reliance on the diligent and good faith cooperation and performance of Tenant in the timely completion of the Work. Also, Landlord hereby covenants and agrees that it will cooperate with Tenant, diligently and in good faith, in order that Tenant may be able to complete the Work by the Projected Completion Date.

1.9 Tenant shall not be entitled to any credit for any portion of the Allowance not expended as Construction Costs.

2.	Preliminary Design Consultant Decisions and Schedule for Work Activities

2.1 Not later than fourteen (14) days, Tenant shall inform Landlord in writing of the name and contact information for each of its architects, engineers and interior designers for, among other things, Tenant’s space plan for the Leased Space (“Tenant’s Design Consultants”).

2.2 Below is a schedule of activities for the Work.

(a) Tenant’s architect shall expeditiously prepare a space plan and forward it to Landlord. Upon receipt thereof, Landlord shall have five (5) days to review the space plan (or two (2) business days if The Innovations Group, LLC is the architect for the Work). If Landlord does not respond within such five (5) day period (or such two (2) business day period, as the case may be), the plan shall be deemed approved. If Landlord objects to that plan, Tenant shall resubmit a revised space plan to Landlord, and such revised plan shall be treated as through it was the first proposed space plan prepared pursuant to this Section. The space plan approved by Landlord shall be the “Final Space Plan”.

(b) After Landlord’s approval of the Final Space Plan, Tenant shall promptly cause to be prepared and delivered to Landlord a preliminary estimate of the cost of the Tenant Improvements for Landlord’s approval or rejection. The estimated construction cost approved by Landlord, which approval shall not be unreasonably withheld or delayed, shall be the “Estimated Construction Cost.”

(c) Upon Landlord’s approval of the Estimated Construction Cost, Tenant shall cause to be prepared and delivered to Landlord the working drawings, a construction schedule for the Tenant Improvements, and a final cost proposal for the Tenant Improvements, all in accordance with the Final Space Plan. Upon receipt thereof, Landlord shall have five (5) days to review such drawings, schedule and proposal (or two (2) business days if The Innovations Group, LLC is the architect for the Work). If Landlord does not respond within such five (5) day period (or such two (2) business day period, as the case may be), such drawings, schedule and proposal shall be deemed approved. If Landlord objects to any of the foregoing, Tenant shall resubmit revised working drawings, construction schedules and cost proposals pursuant to this Section until Landlord approves of all such Construction Documents.

(d) Landlord’s review, inspection or approval of plans, working drawings, construction schedules, cost proposals, any other Construction Document or the Tenant Improvements shall not be construed as any representation or warranty by Landlord that any of the foregoing comply with applicable legal requirements or that the Tenant Improvements are being constructed in accordance with the working drawings.

(e) Following approval by Landlord of the working drawings, the construction schedule, and the final cost proposal, Tenant shall cause applications to be made to the appropriate governmental authorities for necessary approvals and building permits for the Tenant Improvements. Upon receipt of the necessary approvals and permits, Tenant shall promptly begin construction of the Tenant Improvements and diligently proceed to completion of construction of the Tenant Improvements. All Tenant Improvements shall be constructed in a good and workmanlike manner and in compliance with all federal, state and local laws, ordinances, rules and regulations, and free of all liens and claims of contractors and material suppliers. During construction of the Tenant Improvements, Tenant shall cause all construction debris to be promptly removed and shall take all reasonable precautions to avoid safety and fire hazards. Tenant shall promptly repair any damage to the Building caused by Tenant, its employees, agents or contractors during the construction of the Tenant Improvements.

3.	Preparation of Construction Documents

3.1 Landlord shall cooperate with Tenant in developing plans and specifications for the Work, which plans and specifications shall be prepared by Tenant’s Design Consultants. All costs associated with the review and approval of the plans and specifications by Landlord or Landlord’s architect and engineers shall be paid by Tenant, and such costs shall be applied against the Allowance. Tenant shall contract with each of Tenant’s Design Consultants, and Tenant shall be solely responsible for payment of all fees and/or payments due Tenant’s Design Consultants. Tenant’s architect (the “Project Architect”) and Tenant’s engineers must be licensed to practice his/her professional discipline in the State of Tennessee and shall be capable of providing appropriately stamped Construction Documents to local government officials for permit approvals. In connection with costs incurred in connection with the Work, Tenant shall not suffer or permit any mechanic’s liens or materialmen’s liens to be filed against the real property of which the Leased Space form a part or against the Tenant’s leasehold interest in the Leased Space.

3.2 Tenant and/or Tenant’s architect shall submit all Construction Documents to Landlord for Landlord’s approval. Upon receipt of each Construction Document, Landlord shall have five (5) days (or two (2) business days if The Innovations Group, LLC is the architect for the Work) to approve or deliver written comments regarding the Construction Documents to Tenant. If Landlord does not respond within such five (5) day period (or such two (2) business day period, as the case may be), each such Construction Document shall be deemed approved. Landlord may withhold its approval of any space plan, working drawings, plans and specifications, Change Order or other Construction Document for any reason it deems appropriate, including, without limitation, for any of the following reasons: any such space plan, working drawing, plans and specifications, Change Order or other Construction Document: (a) exceeds or adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical or communication system, or any other Central system of the Building; (b) is not approved by the holder of any mortgage or deed of trust encumbering the Building at the time the Work is proposed; (c) violates any agreement which affects the Building or binds the Landlord; or (d) does not conform to applicable building code or is not approved by any governmental, quasi-governmental, or utility authority with jurisdiction over the Project. Tenant may authorize changes to the Tenant Improvements during construction subject to Landlord’s prior approval in accordance with this Section 3.2. Prior to commencing any change to the Work, the Tenant Improvements or any Construction Document, Tenant shall prepare and deliver to Landlord, for Landlord’s approval, a Change Order. If Landlord fails to approve such Change Order within five (5) days after delivery by Tenant (or two (2) business days if The Innovations Group, LLC is the architect for the Work), Landlord shall be deemed to have approved the proposed change. The “Construction Documents” are or shall be, without limitation, space plans, working drawings, plans and specifications, architect’s contract, construction contracts, construction schedules and cost proposals for the Tenant

Improvements and shall set forth or describe, without limitation, the Tenant Improvements, the requirements for the construction of the Tenant Improvements on the Leased Space and the quality of materials and systems required for the Leased Space. The Construction Documents shall comply with local building codes, regulations and laws and include, without limitation, mechanical (heating, ventilating and air conditioning), fire protection, plumbing and electrical drawings and specifications. The Construction Documents shall be provided to Landlord in the following formats: two (2) sets of each such document and one CD-ROM disk containing the documents in the CAD format approved by Landlord.

3.3 Tenant shall be responsible to coordinate the efforts of Tenant’s Design Consultants to ensure that no delays are caused in the planning or construction of the Work. Tenant shall pay the cost of any construction delays caused by Tenant’s Design Consultants.

3.4 Tenant shall indemnify Landlord against any and all claims, demands, liabilities, losses and expenses, including, without limitation, consultant fees, court costs and reasonable attorneys’ fees, arising from or caused in whole or in part, directly and indirectly, from the acts or omissions of Tenant’s Design Consultants in, on and around the Leased Space and the Building or arising from the services rendered by Tenant’s Design Consultants. The foregoing indemnity obligations shall survive the expiration or earlier termination of the Lease and this Work Letter.

4.	Completion of Leased Space

4.1 Not later than ten (10) days after the Lease is executed by both parties, Tenant shall inform Landlord in writing of the name of, and the contact information for, the contractor that Tenant wants to construct the Tenant Improvements in the Leased Space (“Tenant’s Contractor”). Thereafter, Tenant shall contract with Tenant’s Contractor for the construction of the Tenant Improvements.

4.2 All work involved in completion of the Work shall be carried out by Tenant’s Contractor, at Tenant’s sole expense under the directions of the Project Architect. Tenant’s Contractor must be licensed as a contractor to perform the Work in the city, county and state in which the Leased Space are located. Tenant’s Contractor must be approved in writing by Landlord prior to the commencement of the Work. Tenant covenants not to begin the contractor bidding process, if any, for the Work until the Construction Documents are approved by Landlord. Landlord shall cooperate with Tenant and Tenant’s Contractor to promote the efficient and expeditious completion of the Work. Tenant shall not, in connection with fees due to Tenant’s Contractor, suffer or permit any mechanic’s liens or materialmen’s liens to be filed against the real property of which the Leased Space forms a part or against the Tenant’s leasehold interest in the Leased Space.

4.3 Upon receiving the consent from Landlord, Tenant’s Contractor may use the Final Space Plan and the Construction Documents.

4.4 During the Work, if there are any changes in the Work requested by or on behalf of Tenant, from the work as reflected in the Construction Documents, each such change must receive the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, and must be paid for by Tenant, but which shall be subject to payment under the Allowance. Any dispute with respect to the Work shall be conclusively resolved by the Project Architect.

4.5 Prior to commencing the construction of the Work, Tenant must have the following insurance policies:

(a)	Commercial General Liability - Bodily Injury/Property Damage (occurrence basis), $1,000,000 each occurrence, or equivalent, subject to $2,000,000 aggregate. This policy shall be on a form acceptable to Landlord, endorsed to include Landlord as an additional insured, and state that this insurance is primary insurance as regards any other insurance carried by Landlord, and shall include the following coverage: Leased Space/Operations; Independent Contractors; completed operation for a period of two (2) years following the date of the final completion of the Work; Broad Form Contractual Liability; Broad Form Property Damage; and Personal Injury Liability with employees and contractual exclusions removed.

(b)	All Risk Builder’s Risk Insurance - Prior to commencement of the Work, Tenant’s Contractor shall obtain on a policy acceptable to Landlord, and thereafter at all times during the performance of the Work maintain All Risk Builder’s Risk Insurance insuring the interest of Landlord and Tenant’s Contractor, as their interests may appear, set forth in the single policy, written on the completed value basis in an amount not less than the Construction Costs and all authorized change orders.

(c)	Comprehensive Automobile Liability - Bodily Injury/Property Damage $500,000 per occurrence, single limit. This policy shall be on a standard form written covering all owned, hired and non-owned automobiles. This policy shall be endorsed to include Landlord as an additional insured and state that this insurance is primary as regards any other insurance carried by Landlord.

(d)	Workers’ Compensation. Tenant’s Contractor shall maintain during the construction period, statutory workers’ compensation insurance as required by applicable law for all of Tenant’s Contractor’s employees or workers at the site of the work. In case any work is sub-contracted, Tenant’s Contractor shall require all of its subcontractors or agents to provide workers’ compensation insurance for all its employees.

(e)	Umbrella Liability Insurance. Tenant’s Contractor shall furnish umbrella excess liability insurance coverage on a policy acceptable to Landlord, providing coverage in excess of the limits specified above (except for workers’ compensation). Such policy shall have the same inception and expiration dates as the underlying liability policies and coverage not less broad than those in the primary policies. Minimum limits shall be: $2,000,000 each occurrence; and $5,000,000 annual aggregate.

4.6 Prior to commencing and at all times during the construction of the Work, Tenant must have the following surety bonds:

(a)	Performance Bond. Tenant shall cause Tenant’s Contractor, as principal, to obtain and keep in effect a bond ensuring its full performance in accordance with the Construction Documents. Landlord shall be named as the obligee of the performance bond. The performance bond shall comply with the laws of the State of Tennessee in all respects, be issued by a surety authorized to furnish such instruments, and otherwise be in a form reasonably acceptable to Landlord. The penal sum of the performance bond shall be 100% of the anticipated cost of constructing the Work. Upon Landlord’s request, Tenant shall provide Landlord with written evidence of Tenant’s Contractor compliance with this Section; and

(b)	Payment Bond. Tenant shall cause Tenant’s Contractor, as principal, to obtain and keep in effect a bond insuring its full payment of all subcontractors and suppliers in connection with the Work. Landlord shall be named as the obligee of the payment bond. The payment bond shall comply with the laws of the state in which the Leased Space are located in all respects, be issued by an surety authorized to furnish such instruments, and otherwise be in a form reasonably acceptable to Landlord. The penal sum of the payment bond shall be 100% of the anticipated cost of constructing the Work. Upon Landlord’s request, Tenant shall provide Landlord with written evidence of Tenant’s Contractor’s compliance with this Section.

4.7 Tenant shall be responsible for the cost of repairing any damage to the Building core and shell caused by Tenant or Tenant’s Contractor. Such repairs shall be made under the supervision of Landlord’s architect.

4.8 Prior to commencing the Work, Tenant shall cause Tenant’s Contractor to deliver to Landlord the “Access Agreement,” in the form attached hereto as Schedule 1, duly executed by Tenant’s Contractor, governing access and security to the Building.

4.9 Tenant shall be solely responsible for making all payments due to Tenant’s Contractor. In the event of a default by Tenant’s Contractor, Tenant shall be responsible for payment of all construction costs to complete the Work.

4.10 If Tenant’s Construction Work is not substantially completed by August 15, 2007 or not constructed by Tenant’s Contractor in accordance with the Construction Documents, in Landlord’s discretion (after a reasonable opportunity to cure), or Tenant’s Contractor shall be in breach of the Access Agreement (after a reasonable opportunity to cure), then Landlord shall have the right to deny access to the Building to Tenant’s Contractor. In such case, Landlord shall have the right to retain another contractor, at Tenant’s cost to complete the Work.

4.11 The Allowance shall be paid by Landlord to Tenant not more frequently than monthly as the Work progresses. It is a condition precedent to each disbursement of the Allowance that Tenant provide Landlord with an invoice for the desired draw, stating the dollar amount requested and the work for which payment is requested, together with evidence (such as a certification of the Project Architect) that such work has been performed and billed by Tenant’s architects, engineers, contractors, or other service providers. Each request for disbursement shall also include signed lien releases from Tenant’s Contractor and subcontractors for that portion of the Work for which Tenant is requesting reimbursement. Notwithstanding the foregoing, Landlord will not advance funds from the Allowance in excess of the then estimated completion level for the Work, as determined by Landlord in Landlord’s reasonable discretion [For example, the total Allowance is $100,000.00. Tenant submits an invoice for $20,000.00 of the Work (the “First Request Work”). Landlord determines that the Work is 10% complete after the First Request Work. Accordingly, assuming Tenant complies with the other provisions of this Section 4.11 and this Lease, Landlord would make a payment of $10,000.00 to Tenant for the First Request Work (10% of $100,000.00).] Notwithstanding the foregoing, the amount paid by Landlord to Tenant for a draw request will not exceed the amount of Tenant’s draw request. Nothing in this subsection shall make any architect, engineer, contractor or other service provider a third party beneficiary of the Allowance, and Tenant shall remain solely responsible for making all payments to them in connection with any work done for Tenant.

4.12 Within ten (10) days after the Work is substantially completed, Tenant shall cause Tenant’s architect to deliver to Landlord complete “as-built” drawings of the Work. Such plans may not be used in connection with the design of other suites in the Building or otherwise without the prior written approval of Tenant and Tenant’s architect. Such plans shall become the property of Landlord but may be used only to maintain and operate the Building. Also, within such ten (10) day period, Tenant shall cause Tenant’s Contractor to perform the following: (a) delivery to Landlord of signed lien releases from each of Tenant’s contractors and subcontractors; (b) issuance of a certificate of occupancy on the interior improvements of the Leased Space by the appropriate governmental authority; and (c) delivery of an assignment of construction warranties to Landlord by Tenant.

4.13 The failure by Tenant to perform any of its duties hereunder shall constitute an Event of Default under the Lease.

Executed as of the date above first written.

LANDLORD:

PCC INVESTMENTS II, LLC

By:
Title:	MANAGING PARTNER

TENANT:

FRANKLIN FINANCIAL NETWORK, INC.

By:
Title:	Founder

Schedule 1

The Access Agreement

Building Name: Aspen Brook Village (“Building”)

Building Address: 3301 Aspen Grove Drive, Franklin, Tennessee

Building Owner: PCC Investments II, LLC (“Landlord”)

Property Manager:                     (“Property Manager”)

Tenant Name: Franklin Financial Network, Inc. (“Tenant”)

Tenant’s Suite or Leased Space description: Suites 201, 202 and 203 (the “Leased Space”)

Contractor Name:                                         (“Contractor”)

CONTRACTOR HAS BEEN ENGAGED TO PERFORM CERTAIN TENANT IMPROVEMENTS TO THE LEASED SPACE IN CONNECTION WITH TENANT’S USE AND OCCUPANCY OF THE LEASED SPACE PURSUANT TO A LEASE AGREEMENT WITH LANDLORD. BY EXECUTING THIS AGREEMENT, CONTRACTOR AGREES TO (A) PERFORM CONTRACTOR’S WORK IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THIS AGREEMENT, (B) REQUIRE ITS SUBCONTRACTORS, IF ANY, TO SIGN AND DELIVER TO LANDLORD AND PROPERTY MANAGER, IF ANY, A DUPLICATE OF THIS AGREEMENT, AND (C) CAUSE ITS SUBCONTRACTORS TO COMPLY WITH THE TERMS AND PROVISIONS OF THIS AGREEMENT.

BUILDING ACCESS AND SECURITY:

1.	Access to and use of existing facilities and site will be restricted and shall be under the direction and control of Landlord and Property Manager, if any. Landlord and Property Manager, if any, must be notified at least 24 hours prior to commencement of construction. Contractor shall present Landlord or Property Manager, if any, with a current Certificate of Liability Insurance covering its planned operations within the Building and a building permit for the work prior to the start of operations.

2.	Contractor is to contact Landlord or Property Manager, if any, if contact or scheduling with Building security and engineering is required in order to construct any improvements in the Leased Space. Landlord, in Landlord’s sole discretion, may require that Building security be on duty during “after hours work” (as defined in Item 8 below). It will be necessary to have Building engineering present to coordinate any tie-in to existing Building systems. Contractor will pay the cost of after hour security (if required by Landlord) and engineering.

3.

All new door hardware shall conform to the Building standards. All door hardware not conforming to the Building standards shall be removed and replaced at Contractor’s sole expense. Temporary construction change keys shall be employed during Contractor operations. Landlord or Property Manager, if any, shall have a copy of all such keys so that access to all areas of the Building are available to Landlord or Property Manager, if any. Following completion of construction,

Landlord or Property Manager, if any, shall permanently key the space. Contractor shall deliver to Landlord and Property Manager, if any, all construction change keys in its/their possession at that time.

4.	Contractor shall consult with Landlord or Property Manager, if any, about the use of Building utilities for construction use. Under no circumstances shall Contractor use Building electrical service, water service, gas service or any other utility, if any, for construction purposes without the prior consent of Landlord or Property Manager, if any. Without such consent and approval by Landlord or Property Manager, if any, Contractor shall be responsible for providing all temporary utilities necessary for construction.

5.	Contractor shall utilize the designated loading dock/delivery zone as necessary for loading and unloading of equipment and supplies and shall promptly (within two hours) remove all vehicles from the delivery zone and park only in areas that have been designated for Contractor’s use by Landlord and Property Manager, if any. All vehicles violating the above policy shall be towed at Contractor’s expense. Contractor shall enter the Building via the freight/service Building entrance and shall only utilize the elevator designated for Contractor use by Landlord or Property Manager, if any. Protective pads shall be installed and used in the elevator at all times during Contractor’s use of the equipment. Contractor shall protect all Building core and shell flooring with 5 mill polyethylene sheets with an adhesive on one side.

6.	If Contractor requires removal of exterior windows/doors to move required materials/equipment into the Building, Contractor shall contact Landlord or Property Manager, if any, in advance of such operations to gain its/their approval.

7.	Contractor’s designated representative shall check in and out with Property Manager on a weekly basis.

8.	Contractor shall schedule all after hours/weekend work with Landlord or Property Manager, if any, 24 hours prior to arrival to perform such work. “After hours work” shall mean any work that will take place (a) prior to 7 a.m. or after 7 p.m. Monday through Saturday or (b) on a national holiday. (See item 12 below for rules regarding after hours work). Building security will not permit after hours access to Contractor if such Contractor’s work has not been properly scheduled, except that unscheduled access shall be permitted to correct circumstances which may threaten imminent danger to the Leased Space, the Building or the Building’s occupants.

9.	Landlord and Property Manager, if any, shall not be held responsible for loss, damage or theft of Contractor’s tools, equipment, materials, supplies, etc.

10.	A 24-hour telephone answering machine service or pager should be maintained by Contractor to allow for 30-minute reply time for request from Landlord and Property Manager, if any. Names and telephone numbers (including after-hours numbers) of Contractor’s superintendent/foreman shall also be made available to Landlord and Property Manager, if any, prior to start of the work.

11.	The following categories of work and such other categories as Landlord and/or Property Manager shall determine in the future shall be performed as “after hours work”: access to an adjacent tenant suite to perform work; core-drilling, use of shot- driven pins, use of chipping hammers, use of any other tools or equipment that, in the opinion of Landlord and Property Manager, if any, produce excessive noise and/or vibration, any work that creates noxious fumes or odors in areas outside the Leased Space, any work involving utility taps, connections or the like which would interrupt services for existing tenants. If any Contractor operations, in the opinion of Landlord and Property Manager, if any, present a disruption to tenant services and operations, Landlord and Property Manager, if any, shall contact Contractor and inform its to cease operations immediately. Contractor shall comply with this order and coordinate with Landlord and Property Manager, if any, on resumption of activities. If any additional cost results from these requirements Contractor will be responsible for such cost.

SAFEGUARDS TO LEASED SPACE AND PROPERTY:

1.	Contractor shall take proper precautions to protect all existing operations and property in the Building with which its work comes in contact, or over which it must transport, hoist or move materials, equipment, debris, etc. Contractor shall repair, to Landlord’s satisfaction, all damages caused by Contractor in the Building during construction connected with any improvements constructed on the Leased Space. Contractor shall bear the sole burden for such costs.

2.

Contractor shall coordinate all Fire Alarm System and Fire Sprinkler system related work with, Landlord or Property Manager, if any. No Fire Alarm System or Fire Sprinkler System related work will be performed until proper steps have been taken to secure that false alarms will not sound, that adequate Building protection will be maintained, and that the proper agencies have been notified of Fire Safety System down time. Contractor also will coordinate with Landlord or Property Manager, if any, for the proper restoration of Fire Alarm Systems or Fire Sprinkler Systems to normal operation once work is complete. Under no circumstances shall Contractor leave the Building until all Fire Alarm Systems and Fire Sprinkler Systems affected by Contractor’s work have been restored to normal operating status. Contractor shall take adequate steps to prevent false alarms or other unnecessary alarms that occur as a direct or indirect result of its work within the Building. These steps shall include protection of smoke detection devices from smoke, dust, and debris during construction, use of sweeping compound when sweeping floors to avoid dust, and proper precautionary measures taken when working around other alarm initiating devices such as pull stations, water flow detectors, and fire safety related power sources. All work that, for any reason, may activate the Fire Alarm System must be first reported to Landlord and Property Manager, if any, so that appropriate measure may be taken to prevent a false alarm. Such work includes, but is not limited to, welding, sawing, sweeping, painting, soldering, brazing, etc. Contractor shall pay any fines or penalties levied by fire departments for false alarms caused by Contractor’s negligence or failure to adhere to the requirements of this Agreement.

3.	Contractor shall observe the following fire safety precautions at all times:

a.	An approved fire extinguisher must be within reach of all welding/brazing work or other open flames.

b.	Acetylene, oxygen, or other types of pressurized gas bottles must be in an upright position and strapped to an immovable object to prevent the bottle from falling.

c.	When arc welding, protective shields must be placed around the work to shield others from eye damage.

d.	Contractor shall not use frayed, damaged, or improperly rated power cords and shall not string power cords across walk areas.

e.	No flammable liquids may be brought into the Building without Landlord and Property Manager, if any, approval, or stored in the Building overnight.

f.	Contractor shall maintain a one-hour rated separation between the area under construction and the rest of the Building at all times. Tenant demising walls and corridor walls shall serve this purpose.

4.	During construction in the Leased Space, the main entrance door to the Leased Space should always be left unlocked. Contractor is responsible for their own tools and materials.

5.	At all hours that construction personnel are working within the Leased Space, the main door to the Leased Space shall remain unlocked. After construction has been completed for the day, Contractor shall secure the Leased Space and lock the main door.

6.	Contractor shall not under any circumstances leave materials and/or equipment unattended in public Building areas.

7.	Contractor is responsible for clearing all debris from the Building core and shell areas each evening.

8.	Contractor is responsible for the supply, maintenance and changing of air duct pre- filters and VAV filters in the designated working area. At the end of construction and after final cleaning, Contractor is responsible to clean any return air ducts and the inside of the air handler serving the space where the work was performed.

STANDARDS AND CONDUCT:

1.	Contractor is to provide to Landlord and Property Manager, if any, and pay all fees for all permits inspections, occupancy certificates, maintenance, and operations manuals, equipment warranties, and such other similar items necessary or resulting from the improvements constructed by it in the Leased Space.

2.	Should Contractor perform any work that does not comply with the requirements of applicable codes and standards, Contractor shall bear all costs of correcting such defects.

3.	Contractor must maintain existing plumbing, heating, air conditioning, fire protection, and other existing systems, and must retain all existing functions in service except for scheduled disruptions. All such disruptions of system functions must be scheduled with Landlord and Property Manager, if any, at least 24 hours in advance. No unscheduled disruptions are services are allowed.

4.	All work involving core drilling, spraying, or other functions that may cause disrupting noise, fumes, or odor, or result in necessary access to any occupied tenant space, must be approved by Landlord and Property Manager, if any, and be performed after normal business hours or on weekends.

5.	All penetrations of piping, duct work, conduits, etc. through walls, partitions, and floors shall be sealed to comply with applicable codes and the satisfaction of Landlord and Property Manager, if any, to maintain the integrity of Building’s fire safety rating. Also, any openings in walls and partitions made by Contractor for access to construction work shall be patched and/or repaired to comply with applicable codes and maintain existing fire ratings and meet the satisfaction of Landlord and Property Manager, if any. All core drills pieces are to be removed by Contractor.

6.	It shall be the responsibility of Contractor to cooperate fully with other contractors working within the Building, if any, to keep the Leased Space in a clean and safe condition. At the end of each day’s work, Contractor shall properly store all of its tools, equipment, and materials and shall clean up its debris from the Building core and shell. Contractor shall provide a final clean up of any job areas of the Building core and shell that were affected by the Contractor’s work including walls, light fixtures, windowsills, counters, cabinets, floors, etc.

a.	Temporary walk-off mats shall be provided by Contractor, as required, at all construction entrances to the Building. Polyethylene sheets a minimum 5 mill with an adhesive on one side shall be employed by Contractor to protect existing Building common area (lobbies and public corridors) flooring surfaces during construction operations.

b.	Sweeping compound will be used when sweeping to minimize and control dust. Failure to use sweeping compound will result in the mandatory halting of work as enforced by Property Manager.

c.	Contractor is responsible for removing all construction debris from the site. The Building’s trash container (dumpster) will not be used for construction debris. Contractor shall discuss a trash removal plan with Landlord or Property Manager, if any, prior to the start of construction and obtain the approval of Landlord and Property Manager, if any. Under no circumstance shall any of the shell Building exterior windows be removed to facilitate the installation of a trash chute without prior approval by Landlord or Property Manager, if any. Contractor must furnish a trash receptacle and locate it in a location that is acceptable with Landlord and Property Manager, if any. Contractor will be back-charged for unauthorized use for Building’s trash facility.

d.	Contractor should protect miniblinds/vertical blinds during construction. (This should be accomplished by either taking down the blinds or raising them to the top of the window and putting plastic over them.)

7.	Contractor shall not utilize electrical/telephone rooms, mechanical rooms, or other unauthorized Building or parking areas for storage of tools, equipment, materials, supplies, etc.

8.	Under no circumstances are public toilet facilities to be used. Contractor, in a location approved by Landlord and Property Manager, if any, will install approved facilities.

9.	Contractor shall not lounge or eat in the Building lobbies, hallways, or stairwells. Breaks may be taken in either the assigned work area, or common areas such as a restaurant or snack bar. ALL TENANT SPACES ARE OFF LIMITS. TENANTS SHALL NOT BE DISTURBED.

10.	Loud noises, radios, stereos, etc. are prohibited.

11.	The use of tobacco, alcohol and drugs are prohibited in the Building.

12.	Cursing, rough housing, leering and other objectionable conduct shall result in the immediate halting of work and expulsion of the responsible individuals from the Building.

13.	Contractor shall notify the Landlord or Property Manager, if any, at least five (5) days in advance of completion of Contractor’s work so that Landlord or Property Manager, if any, may schedule and perform a final inspection.

14.	Equipment installed by Contractor shall match all existing equipment in the Building (including, but not limited to, thermostats, mixing boxes, diffusers, lights, plumbing fixtures, doors and hardware, ceiling lay-in pads, VAV units).

15.	All work shall be bonded at 100% of the cost of the work.

16.	Landlord shall be named an additional insured on Contractor’s insurance policy.

17.	Contractor shall comply with all applicable laws or regulations regarding safety, including without limitation, the Federal Occupational Safety and Health Acct of 1970, as amended from time to time.

18.	Contractor shall not clean any equipment in Building utility closets, restrooms, etc. Contractor, subcontractors, etc. shall not dump any material in hoppers, toilets or drains of any kind.

19.	Contractor shall not use tools, ladders, lights, supplies, etc. owned by Landlord.

20.	Contractor shall maintain on site MSDS information for any product used by Contractor or any subcontractor during the course of the work.

GENERAL PROVISIONS, RELEASE OF LIABILITY AND INDEMNITY:

Contractor agrees to familiarize itself thoroughly with all site conditions, limitations, and regulations. The work shall be performed with the absolute minimum of interference with Landlord’s operation, and Contractor shall be subject to the reasonable directions of Landlord and Property Manager, if any, to enforce the same. Contractor shall use only authorized entrances, elevators, and storage areas as designated by Landlord and Property Manager, if any. Contractor shall secure and protect the work to be done hereunder and assume full responsibility for the condition thereof until finally accepted by Landlord or Property Manager, if any. Contractor shall be liable for any loss or damage to any work in place or any equipment or materials on the site caused by Contractor. Contractor shall provide adequate protection of all areas and keep all areas of use clean and free of debris and unacceptable noise levels. Contractor shall provide for removal of all trash and debris on a daily basis and, if the area is not maintained, Landlord or Property Manager, if any, has the right, with a 72 hour written notice, to employ its own forces to maintain the area and charge the cost to Contractor.

Contractor hereby forever releases and discharges Landlord and Property Manager, if any, and their respective agents, officers and employees (collectively the “Released Parties”) from any and all liability that results from Contractor’s presence and work in and around the Building. Contractor agrees to indemnify and save harmless the Released Parties from any and all fines, suits, claims, damages, demands, losses and actions (including reasonable attorneys’ fees and costs) for any injury to person or damage to or loss of property on or about the Building or the land on which the Building is located. Notwithstanding anything to the contrary herein,

Contractor shall not be required to defend, indemnify or hold Released Parties harmless for any damage or loss caused by the negligence or willful misconduct of Landlord or the Property Manager or their employees and agents.

CONTRACTOR:

(Print or Type Contractor’s Name)

By:

EXHIBIT C

Base Rent

(1) Base Rent shall be $18.25/SF for the base premises of the leased space of 6,477 sq. ft. and $10.00/SF for the balcony space of 815 sq. ft. Such Rent shall have an annual increase of 3.0%. The Base Rent is as follows:

	Annual Base Rent					Monthly Base Rent
	Base Premises		Balconies		Total

Months 1-12	$118,205.25	+	$8,150.00	=	$126,355.25	$10,529.60
Months 13-24	$121,751.40	+	$8,394.50	=	$130,145.90	$10,845.49
Months 25-36	$125,403.94	+	$8,646.33	=	$134,050.27	$11,170.86
Months 37-48	$129,166.05	+	$8,905.72	=	$138,071.77	$11,505.98
Months 49-60	$133,041.03	+	$9,172.89	=	$142,213.92	$11,851.16
Months 61-72	$137,032.26	+	$9,448.08	=	$146,480.34	$12,206.69
Months 73-84	$141,143.22	+	$9,731.52	=	$150,874.74	$12,572.89

Total Annual Base Rent due in Initial Term	$905,743.15	+	$62,449.04	=	$968,192.19

(2)	Tenant shall provide a security deposit at execution of the Lease in the amount of one (1) month’s rent, which shall be returned at the end of the Term, provided that Tenant has complied with and is not in default of the terms of the Lease (the “Deposit”). The Deposit is provided to secure Tenant’s obligations under this Lease and is not an advance payment of Base Rent or any other rent or a measure of Landlord’s damages for Tenant’s breach of this Lease. Without prejudice to any other remedy, Landlord may use the Deposit to pay any delinquent Base Rent or Additional Rent or to satisfy any of Tenant’s other obligations under this Lease. After any such use of the Deposit, Tenant shall pay to Landlord, within five (5) days after demand, the amount necessary to restore the Deposit to its full amount. Landlord will return the unused portion of the Deposit to Tenant within sixty (60) days after the expiration of the Term and Tenant’s surrender of the Premises to Landlord as herein required and provided there then exists no Event of Default, less any amounts that Landlord is entitled to deduct from the Deposit (and an accounting thereof shall be provided to Tenant). If bankruptcy or other debtor-creditor proceeds ever exist against Tenant, the Deposit shall be deemed to be applied first to the payment of any Rent due Landlord for all periods prior to the filing of such proceedings.

(3)	A Common Area Factor of 19% or 1,234 SF shall be added to cover the Common Area of the Building. This shall be charged at the same rate scale as Base Rent.

EXHIBIT D

Additional Rent Calculation

Additional Rent for any calendar year shall be calculated based upon Tenant’s Prorata Share of the Operating Expenses for the applicable calendar year. Tenant’s Prorata Share is 19%.

1. Operating Expenses (herein so called) shall consist, subject to the “Limitation of Operating Expenses” provision of the Lease Addendum, of all costs and expenses of Landlord or its property management company (“Manager”) accrued each calendar year for the management, operation, repair, and maintenance of the Property, including without limitation, costs and expenses for the following in connection with the Property:

(a) Wages, salaries and compensation (including fringe benefits) paid or incurred for employees of Landlord or Manager.

(b) Materials, supplies, replacement parts, equipment, and tools (whether purchased or leased).

(c) Services rendered by third parties, including services to be provided by Landlord pursuant to the terms of the Lease.

(d) Utility costs and services, including electrical, gas, water and sewer (Common Areas), refuse or garbage collection, fire protection, and security services (if furnished).

(e) Insurance premiums and policy deductibles paid, including property and casualty, rent loss, and public liability insurance.

(f) Management fees not to exceed 4.5% of gross revenues.

(g) Accounting services.

(h) Expenditures required to be capitalized in accordance with generally accepted accounting principles that are either required under any governmental law or regulation that was not applicable to the Property at the time the Building was constructed or that are intended to reduce Operating Expenses.

(i) Taxes (herein so called) for each calendar year shall consist of all real estate taxes, assessments (whether for drainage, sewage, or other public improvements), taxes on rent or on occupancy or use of the Property, and similar government impositions now or hereafter levied or assessed, whether general or special, and whether imposed by any governmental entity or special taxing or assessment district (excluding, however, any income, franchise, or similar tax imposed directly on Landlord or landlord’s net income from the Property), together with all costs incurred by Landlord in contesting same. Notwithstanding the foregoing, Operating Expenses shall not include costs or expenses for: (i) except as otherwise provided above, expenditures required to be capitalized in accordance with generally accepted accounting principles, depreciation, or amortization, or interest, (ii) leasing commissions or brokerage fees, (iii) repairs reimbursed by insurance carried or required to be carried by Landlord, (iv) utilities and other services separately charged to tenants, or (v) the Tenant Improvements or renovations to premises of other tenants.

2. In calculating Operating Expenses, all costs except those charged directly to Tenant or other building tenants shall be determined on an annualized basis, and costs that vary with occupancy (such as Common Areas janitorial service and utilities) shall be appropriately adjusted to reflect Operating Expenses at 100% occupancy of the Building for a full calendar year. In calculating Additional Rent, all rates per rentable square foot shall be based on the greater of ninety-five (95%) of the net rentable are of the Building or the actual annualized occupancy of the Building.

EXHIBIT E

Rules & Regulations

1. Sidewalks, doorways, vestibules, halls, stairways, elevator lobbies and other similar areas in the Common Areas of the Property shall not be used for the storage of materials or disposal of trash, obstructed by tenants or others, or used by tenants or others for any purpose other than entrance to and exit from tenant premises.

2. Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags, or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures from misuse by a tenant shall be the liability of said tenant.

3. Movement in our out of the Building of furniture, equipment, or any other bulky or heavy materials shall be restricted to such hours as Landlord’s property manager shall reasonably designate. Landlord’s property manager will determine the method and routing of the movement of said items so as to ensure the safety of all persons and property concerned, and Tenant shall be responsible for all costs and expenses associated therewith. Advance notice of intent to move such items must be made to Landlord’s property manager before the time of such move.

4. All deliveries to a tenant’s premises shall be made through entrances, following routes and movement instructions within the Building as directed by Landlord’s property manager. Delivery vehicles shall be permitted only in such areas as are designated by Landlord for deliveries to the Building.

5. Landlord’s property manager shall have the authority to approve the proposed weight and location of any safes and heavy furniture and equipment, which shall if determined to be necessary by Landlord’s property manager, stand on supporting devices approved by Landlord’s property manager in order to distribute the weight.

6. Corridor doors that lead to Common Areas of the Building (other than doors opening into the elevator lobby on floors leased entirely to a tenant) shall be kept closed at all times.

7. Each tenant shall cooperate with Landlord’s property manager in keeping its premises neat and clean. No tenant shall employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel without prior approval of Landlord’s property manager.

8. No birds, fish or other animals shall be brought into or kept in, on or about the Building (except for seeing-eye dogs).

9. Each tenant shall comply with all security procedures (if any) both during business hours and after hours and on weekends. Landlord’s property manager will provide each tenant with prior notice of any such security procedures and any changes thereto promptly.

10. No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and each tenant shall comply with all applicable building and fire codes relating thereto.

11. No vending machines of any type shall be allowed in tenant space without the prior written consent of Landlord’s property manager, consent to not be unreasonably withheld.

12. Tenant shall provide Landlord with a set of duplicate keys and/or control cards, as applicable, to the Premises.

13. No machinery of any kind other than normal office equipment shall be operated by any tenant in its premises without the prior written consent of Landlord’s property manager.

14. Canvassing, peddling, soliciting and distribution of handbills on the Property (except for activities within a tenant’s premises that involve only such tenant’s employees) is prohibited. Each tenant is requested to notify Landlord (or Landlord’s property manager) if such activities occur.

15. Prior approval from Landlord’s property manager will be required for (a) access to Building mechanical, telephone or electrical rooms, (b) after-hours freight elevator use, (c) after-hours Building access by tenant’s contractors, or (d) access to the room of the Building by any person. No penetration of the roof of the Building shall be allowed in any circumstances. The tenant will be responsible for contacting Landlord’s property manager in advance for clearance of such tenant contractors, and tenants shall refer all contractors, contractor’s representatives, and installation technicians rendering any service to them to Landlord for Landlord’s supervision, approval, and control.

16. Each tenant and their contractors are responsible for removal of trash resulting from large deliveries or move-ins. Such trash must be removed from the Building and Building facilities may not be used for dumping. If such trash is not promptly removed, Landlord (or Landlord’s property manager) may cause such trash to be removed at the tenant’s sole cost and expense plus a reasonable additional charge to be determined by Landlord to cover Landlord’s administrative costs in connection with such removal.

17. Tenants may not install, leave or store equipment, supplies, furniture or trash in the Common Areas of the Property.

18. Each tenant shall provide Landlord’s property manager with names and telephone numbers of individuals who should be contacted in an emergency.

19. Electric current shall not be used for space heaters, cooking or heating devices or similar appliances without Landlord’s prior written permission.

20. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.

21. No portion of any tenant’s premises shall at any time be used or occupied as sleeping or lodging quarters, nor shall personnel occupancy loads exceed limits reasonably established by Landlord for the Building.

22. No vehicles shall be parked except in designated areas. No vehicles may be stored or abandoned on the Property. All persons on the property shall comply with traffic control and parking signs.

23. Except as otherwise set forth in the Lease, no antennas (including microwave or satellite dish antennas) shall be placed on the roof of the Building or elsewhere on the Property without the prior written consent of Landlord. Tenant may install a satellite dish receiver for its own usage with approval of installation and location by Landlord.

24. Smoking is not permitted in the building, and is permitted outside the building only in areas designated by Landlord.

Landlord reserves the right to amend and add to these rules as Landlord considers appropriate for the safety, care, maintenance, operation, and cleanliness of the Building, and for the preservation of good order therein. If any of these rules directly contradicts the other terms of the Lease, the terms of the Lease shall prevail.

EXHIBIT F

Lease Authorization

(A)	Landlord hereby represents to Tenant:

(1) Landlord has been duly established and is validly existing as an LLC under the laws of the State of Tennessee.

(2) This Lease has been authorized by all necessary action, has been executed and delivered by Landlord, and constitutes the legal, valid and binding obligations of Landlord, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(3) To the best of Landlord’s knowledge, the authorization, execution and delivery of this Lease do not, and the consummation of the transactions contemplated thereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, any provision of any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, concession, franchise, license, judgment, order, decree by which Landlord or the Premises may be bound, nor to the best of Landlord’s knowledge will such action conflict with or result in any violation or default (with or without notice or lapse of time or both) under any statute, law, ordinance, rule or regulation by which Landlord or the Premises may be bound.

(4) As of the date hereof, to the best of Landlord’s knowledge no action, consent, approval, order of authorization of, or registration, declaration or filing with, any federal or state governmental body or agency is required in connection with the execution and delivery by Landlord of the Lease or the consummation by Landlord of the transactions contemplated hereby.

(B)	Tenant hereby represents to Landlord:

(1) Tenant has been duly established and is validly existing as a corporation under the laws of the State of Tennessee.

(2) This Lease has been authorized by all necessary action, has been executed and delivered by Tenant, and constitutes the legal, valid and binding obligations of Tenant, enforceable in and in accordance with its to except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(3) To the best of Tenant’s knowledge the authorization, execution and delivery of this Lease do not, and consummation of the transactions contemplated thereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, any provision of any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, concession, franchise, license, judgment, order, decree by which Tenant is a party or by which Tenant may be bound, nor to the best of Tenant’s knowledge will such action conflict with or result in any violation or default (with or without notice or lapse of time or both) under any statue, law, ordinance, rule or regulation by which Tenant may be bound.

(4) As of the date hereof, to the best of Tenant’s knowledge no action, consent, approval, order of authorization of, or registration, declaration or filing with, any federal or state governmental body or agency is required in connection with the execution and delivery by Tenant of this Lease or the consummation by Tenant of the transactions contemplated hereby.

TENANT:

Franklin Financial Network, Inc.
A Tennessee Corporation

By:

Title:	Founder

LANDLORD:

PCC Investments II, LLC
A Tennessee Limited Liability Company

By:

Title:	MANAGING PARTNER

Tenant’s Notification Address:	Landlord’s Notification Address:
Franklin Financial Network, Inc.	PCC Investments II, LLC
2000 Mallory Lane	3310 Aspen Grove Drive Suite 302
Suite 130-120	Franklin, Tennessee 37067
Franklin, TN 37067-9231	615 773 8828

EXHIBIT G

Irrevocable Letter of Credit

(PRINT ON LETTERHEAD OF ISSUER)

IRREVOCABLE STANDBY LETTER OF CREDIT NO:

BENEFICIARY:	CUSTOMER:
PCC Investments II, LLC	Franklin Financial Network, Inc.

Amount: $152,263.25	Date: May 15, 2007
Expiration Date: May 15, 2008

Dear Sir or Madam:

                     (“Issuer”) hereby establishes in favor of PCC Investments II, LLC (“Beneficiary”), for the account of Franklin Financial Network, Inc. (“Customer”), our Irrevocable Letter of Credit in the amount of One Hundred Fifty-Two Thousand, Two Hundred Sixty Three and 25/100 U.S. Dollars ($152,263.25).

The funds requested shall be available for payment upon presentation by Beneficiary of this Irrevocable Letter of Credit, a sight draft in an amount not exceeding $152,263.25 and the following:

1.	A statement signed by Beneficiary’s authorized agent in the form attached hereto as Exhibit A certifying, among other things, that Customer is in default of one or more of its obligations to Beneficiary pursuant to that certain Lease Agreement dated as of , 2007, between Customer and Beneficiary pertaining to real property located in the office building known as Aspen Brook Village, 3301 Aspen Grove Drive, Franklin, Tennessee, Suites 201-203.

Issuer hereby promises to Beneficiary that any drafts drawn under or in substantial compliance with terms of this Irrevocable Letter of Credit will be duly honored if presented to Issuer on or before May 15, 2008.

This Irrevocable Letter of Credit is subject to the Rules on International Standby Practices-ISP 98, International Chamber of Commerce Publication No. 590 (“ISP98),” and to the extent not inconsistent with ISP98, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

ISSUER:

Authorized Signer

EXHIBIT A

To

Irrevocable Letter of Credit

[Issuing Bank Name]

[Issuing Bank Address]

Re: Irrevocable Standby Letter of Credit No.

PCC Investments II, LLC (“Beneficiary”) hereby certifies that (a) Franklin Financial Network, Inc. (“Customer”) and Beneficiary are parties to that certain Lease Agreement dated as of                     , 2007 pertaining to real property located in the office building known as Aspen Brook Village, 3301 Aspen Grove Drive, Franklin, Tennessee, Suites 201-203 (the “Lease), (b) Customer is in default of one or more of its obligations to Beneficiary arising under the Lease (other than the non-monetary default described in Section 18(b) thereof), (c) Beneficiary has given Customer written notice of such default or defaults, to the extent required upon the Lease, and (d) Customer failed, within ten (10) days of its receipt of such notice, to cure the default or defaults as described in such notice.

Should you need any other information from Beneficiary in regards to the above-mentioned Irrevocable Letter of Credit, please do not hesitate to call me at                     .

Sincerely,

PCC Investments II, LLC

Name:
Title: